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Filed Pursuant to Rule 424(b)(5)
Reg. Nos. 333-01127 and
333-72122

PROSPECTUS SUPPLEMENT DATED MARCH 20, 2002
TO PROSPECTUS DATED MARCH 20, 2002

$300,000,000

5 1/2% Senior Notes due March 15, 2007

        We will pay interest on the 5 1/2% senior notes semiannually on March 15 and September 15 of each year beginning September 15, 2002. The senior notes are unsecured. The senior notes mature on March 15, 2007. We may redeem some or all of the senior notes at any time before their maturity at the redemption price described in this prospectus supplement. There is no sinking fund for the senior notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Costco(1)
Per Senior Note	99.796%	0.600%	99.196%
Total	$299,388,000	$1,800,000	$297,588,000
(1)
Plus accrued interest, if any, from March 25, 2002.

        Delivery of the senior notes to investors, in book-entry form only, will be made on or about March 25, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse First Boston

ABN AMRO Incorporated

    Banc One Capital Markets, Inc.

        Fleet Securities, Inc.

              Tokyo-Mitsubishi International plc

                  U.S. Bancorp Piper Jaffray

                      Wachovia Securities

Wells Fargo Brokerage Services, LLC

M. R. Beal & Company

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

(i)

COSTCO WHOLESALE CORPORATION

        We operate membership warehouses based on the concept that offering members very low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This rapid inventory turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables us to operate profitably at significantly lower gross margins than traditional wholesalers, discount retailers and supermarkets.

        We buy nearly all of our merchandise directly from manufacturers for shipment either directly to our selling warehouses or to a consolidation "depot" where various shipments are combined so as to minimize freight and handling costs. As a result, we eliminate many of the costs associated with multiple step distribution channels, which include purchasing from distributors as opposed to manufacturers, use of central receiving, storing and distributing warehouses, and storage of merchandise in locations off the sales floor. By providing this more cost-effective means of distributing goods, we meet the needs of business customers who otherwise would pay a premium for small purchases and for the distribution services of traditional wholesalers, and who cannot otherwise obtain the full range of their product requirements from any single source. In addition, these business members will often combine personal shopping with their business purchases. The cost savings on brand name and selected private label merchandise are the primary motivation for individuals shopping for their personal needs. Our merchandise selection is designed to appeal to both the business and consumer requirements of our members by offering a wide range of nationally branded and selected private label products, often in case, carton or multiple-pack quantities, at attractively low prices.

        Because of our high sales volume and rapid inventory turnover, we generally have the opportunity to receive cash from the sale of a substantial portion of our inventory at mature warehouse operations before we are required to pay all our merchandise vendors, even though we take advantage of early payment terms to obtain payment discounts. As sales in a given warehouse increase and inventory turnover becomes more rapid, a greater percentage of the inventory is financed through payment terms provided by vendors rather than by working capital.

        As of March 18, 2002, we operated 386 warehouse clubs: 285 in the United States; 60 in Canada; 11 in the United Kingdom; 5 in Korea; 3 in Taiwan; 2 in Japan; and 20 in Mexico (through a 50%-owned joint venture). We also operate Costco Online, an electronic commerce web site at www.costco.com. Information on our website does not constitute part of this prospectus supplement.

        We are incorporated in the State of Washington. Our offices are located at 999 Lake Drive, Issaquah, Washington 98027, telephone (425) 313-8100.

USE OF PROCEEDS

        We anticipate that the net proceeds from the sale of the senior notes, after deducting underwriting commissions but before expenses, will be approximately $297,588,000. We will apply the net proceeds from the sale of the senior notes to repay existing indebtedness under our $500 million commercial paper program and for general corporate purposes, which may include working capital, acquisitions and payment of debt securities upon their maturity. The commercial paper program is used for general corporate purposes. As of March 20, 2002, the amount of indebtedness under our commercial paper program was $137 million at an average interest rate of 1.80% per annum.

DESCRIPTION OF THE SENIOR NOTES

General

        The senior notes will be issued as a single series of debt securities under the first supplemental indenture to the indenture between us and U.S. Bank National Association, as trustee (together, the "indenture"). The senior notes will be unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt. See "Description of Debt Securities" in the accompanying prospectus for a description of the rights under our debt securities, including the senior notes, under the indenture.

        We may, without the consent of the holders of the senior notes, issue additional senior notes having the same ranking and the same interest rate, maturity and other terms and with the same CUSIP numbers as the senior notes offered hereby. Any of these additional senior notes will, together with the senior notes offered hereby, constitute a single series of senior notes under the indenture. No additional senior notes may be issued if an event of default has occurred with respect to the senior notes.

        The senior notes will bear interest from March 25, 2002, or from the most recent date to which we have paid or provided for interest, at the annual rate of 5 1/2%. We will pay interest semiannually on each March 15 and September 15, beginning on September 15, 2002, to the person in whose name the senior notes are registered at the close of business on the March 1 or September 1 prior to the payment date. We will compute interest on the senior notes on the basis of a 360-day year of twelve 30-day months.

        The senior notes will mature at par on March 15, 2007 unless redeemed prior to that date in accordance with the provisions described below under "—Optional Redemption."

        If any interest payment date, the stated maturity date or earlier redemption date falls on a day that is not a business day in The City of New York, the required payment of principal, Make-Whole Amount, as defined below, if any, and/or interest will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be, to the next business day.

        We will issue the senior notes only in registered form, in minimum denominations of $1,000 and multiples of $1,000. We will pay principal, Make-Whole Amount, if any, and interest at the corporate trust office of the trustee in The City of New York or at such other office or agency that we will maintain for such purpose in The City of New York. At our option, we may pay interest due on any interest payment date by check mailed to the person entitled to payment at that person's address appearing on the register of the senior notes. We will make payments in respect of the senior notes due at maturity in immediately available funds against presentation and surrender thereof.

Optional Redemption

        We may redeem the senior notes at any time in whole or, from time to time, in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the senior notes being redeemed, accrued but unpaid interest on those senior notes to the redemption date, and the Make-Whole Amount, if any. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the senior notes as of the close of business on the record date immediately preceding that interest payment date.

        If we have given notice as provided in the indenture and made funds available for the redemption of any senior notes called for redemption on the redemption date referred to in that notice, those senior notes will cease to bear interest on that redemption date and the only right of the holders of those senior notes will be to receive payment of the redemption price.

        We will give notice of any redemption of any senior notes to holders of the senior notes to be redeemed at their addresses, as shown in the security register for the senior notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the senior notes to be redeemed.

        If we choose to redeem less than all of the senior notes, we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of senior notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, the senior notes to be redeemed in part.

        As used in this prospectus supplement:

        "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, determined on the third business day in The City of New York preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the senior notes being redeemed.

        "Reinvestment Rate" means .15% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the redemption date, of the principal amount of the senior notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Book-Entry System

        Upon issuance, the senior notes will be represented by one or more permanent global senior notes in definitive fully registered form (collectively, the "global senior notes"). Each global senior note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. Unless and until it is exchanged in whole or in part for senior notes in certificated form, no global senior note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor.

        The senior notes will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the senior notes will settle in immediately available funds. We will pay principal, Make-Whole Amount, if any, and interest in respect of the global senior notes to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the senior notes.

        DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct Participants and Indirect Participants are on file with the Securities and Exchange Commission.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we or the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its Direct Participants directly to discuss these matters.

        We expect that under procedures established by DTC that upon deposit of the global senior notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global senior notes. Ownership of the global senior notes will be shown on, and the transfer of ownership of the global senior notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct Participants and Indirect Participants, with respect to interests of persons other than Direct Participants.

        Purchases of senior notes represented by global senior notes must be made by or through Direct Participants, which will receive a credit for such senior notes in book-entry form on DTC's records. The ownership interest of each actual purchaser of each senior note represented by a global senior note is, in turn, to be recorded on the records of Direct Participants and Indirect Participants. Owners of beneficial interests in a global senior note will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the beneficial owner entered into the transaction.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global senior note to those persons. In addition, because DTC can act only on behalf of its Direct

Participants, who in turn act on behalf of persons who hold interests through Direct Participants, the ability of a person having an interest in a global senior note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        We will make payments of principal of, Make-Whole Amount, if any, and/or interest on the senior notes represented by the global senior notes in immediately available funds to DTC or its nominee, as the registered holder of the senior notes. We expect that when DTC or its nominee receives any payment on the senior notes represented by a global senior note, DTC will credit Direct Participants' accounts with payments in amounts proportionate to their beneficial interests in the global senior note as shown in DTC's records. We also expect that payments by DTC's Direct Participants to owners of beneficial interests in the global senior note held through those Direct Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers or registered in the names of nominees of those customers, and will be the responsibility of the applicable Direct Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between Direct Participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds. Payment of principal and/or interest to DTC is our responsibility and that of the trustee, disbursement of payments to Direct Participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of Direct Participants and Indirect Participants.

        So long as DTC or its nominee is the registered holder of a global senior note, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that global senior note for all purposes under the indenture and the related senior notes. Owners of beneficial interests in a global senior note will not be entitled to have senior notes represented by that global senior note registered in their names, will not receive or be entitled to receive the senior notes in the form of a physical certificate and will not be considered the owners or holders of the related senior notes under the indenture and may not be entitled to give the trustee directions, instructions or approvals, except as contemplated in the last paragraph under "Description of Debt Securities—Global Securities" in the accompanying prospectus. Accordingly, each person owning a beneficial interest in a global senior note must rely on DTC's procedures and, if that person is not a Direct Participant or Indirect Participant in DTC, on the procedures of the DTC Direct Participant through which that person owns its interest, to exercise any rights of a holder under the indenture or the global senior note.

        We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global senior note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize owners of beneficial interests in the global senior notes owning through the Direct Participants to give or take the action or would otherwise act upon the instructions of beneficial owners.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the senior notes is to be redeemed, we believe that DTC's current practice is to determine by lot the interests of the Direct Participants to be redeemed.

        DTC has also advised us that the provisions set forth under "Description of Debt Securities—Global Securities" in the accompanying prospectus will apply to the global senior notes.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 20, 2002, we have agreed to sell to the several underwriters named below, for whom Banc of America Securities LLC and Credit Suisse First Boston Corporation are acting as representatives, the following respective principal amounts of senior notes:

Underwriter	Principal Amount
Banc of America Securities LLC	$105,000,000
Credit Suisse First Boston Corporation	105,000,000
ABN AMRO Incorporated	12,000,000
Banc One Capital Markets, Inc.	12,000,000
First Union Securities, Inc.	12,000,000
Fleet Securities, Inc.	12,000,000
Tokyo-Mitsubishi International plc	12,000,000
U.S. Bancorp Piper Jaffray Inc.	12,000,000
Wells Fargo Brokerage Services, LLC	12,000,000
M. R. Beal & Company	6,000,000

Total	$300,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the senior notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased, or the offering of senior notes may be terminated.

        The underwriters propose to offer the senior notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of .350% of the principal amount per senior note. The underwriters and selling group members may allow a discount of .250% of the principal amount per senior note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        We estimate that our out of pocket expenses for this offering will be approximately $500,000.

        The senior notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the senior notes. However, they are not obligated to do so and may discontinue making a secondary market for the senior notes at any time without notice. No assurance can be given as to how liquid any trading market for the senior notes will be.

        We have agreed to indemnify the underwriters against specified liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of senior notes in excess of the principal amount of the senior notes the underwriters are obligated to purchase, which creates a syndicate short position.

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  Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the senior notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Banc of America Securities LLC and Credit Suisse First Boston Corporation will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and Credit Suisse First Boston Corporation and their respective customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Banc of America Securities LLC or Credit Suisse First Boston Corporation. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and Credit Suisse First Boston Corporation based on transactions such underwriters conduct through the system. Banc of America Securities LLC and Credit Suisse First Boston Corporation will make securities available to their respective customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

        First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the senior notes.

        Hamilton E. James serves as an executive board member and Chairman of Global Investment Banking and Private Equity at Credit Suisse First Boston Corporation and has served as one of our directors since August 1988.

        We have in place a $500,000,000 commercial paper program supported by a $500,000,000 bank credit facility with a group of 10 banks, of which $250,000,000 expires on November 12, 2002 and $250,000,000 expires on November 15, 2005. An affiliate of Banc of America Securities LLC is a lender under the bank credit facility.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the senior notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of senior notes are made. Any resale of the senior notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the senior notes.

Representations of Purchasers

        By purchasing senior notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the senior notes without the benefit of a prospectus qualified under those securities laws,

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  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the senior notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the senior notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the senior notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the senior notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the senior notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of senior notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the senior notes in their particular circumstances and about the eligibility of the senior notes for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

        We are in compliance with the terms of the indebtedness owed by us to affiliates of Banc of America Securities LLC. The decision of Banc of America Securities LLC to distribute the senior notes was not influenced by its affiliate that participates in a syndicate of 10 banks under a bank credit facility supporting our commercial paper program. That affiliate had no involvement in determining whether or when to distribute the senior notes under this offering or the terms of this offering. Banc of America Securities LLC will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

LEGAL OPINIONS

        Heller Ehrman White & McAuliffe LLP, Seattle, Washington, will pass upon the legality of the senior notes for us. Sidley Austin Brown & Wood LLP will pass upon certain legal matters in connection with the senior notes for the underwriters. Sidley Austin Brown & Wood LLP has in the past represented us and continues to represent us on a regular basis on a variety of matters unrelated to this offering.

PROSPECTUS

$600,000,000

COSTCO WHOLESALE CORPORATION

DEBT SECURITIES

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration statement. This means:

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  we may issue the debt securities covered by this prospectus from time to time;

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  we will provide a prospectus supplement each time we issue the debt securities; and

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  the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

        You should read this prospectus and the prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 20, 2002.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC covering the debt securities described in the prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Rooms or website. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. We have included copies of these documents as exhibits to our registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities.

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  Our Annual Report on Form 10-K for the fiscal year ended September 2, 2001; and

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  Our Quarterly Reports on Form 10-Q for the quarters ended November 25, 2001 and February 17, 2002.

        You may obtain a copy of these filings (other than exhibits) at no cost, by writing or telephoning us. Requests should be directed to Richard J. Olin, Vice President and General Counsel, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027, telephone number (425) 313-8100.

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement or pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement or pricing supplement or any document incorporated by reference herein is accurate as of any date other than the date on the front of the document.

COSTCO WHOLESALE CORPORATION

        We operate membership warehouses based on the concept that offering members very low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This rapid inventory turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables us to operate profitably at significantly lower gross margins than traditional wholesalers, discount retailers and supermarkets.

        We buy nearly all of our merchandise directly from manufacturers for shipment either directly to our selling warehouses or to a consolidation "depot" where various shipments are combined so as to minimize freight and handling costs. As a result, we eliminate many of the costs associated with multiple step distribution channels, which include purchasing from distributors as opposed to manufacturers, use of central receiving, storing and distributing warehouses, and storage of merchandise in locations off the sales floor. By providing this more cost-effective means of distributing goods, we meet the needs of business customers who otherwise would pay a premium for small purchases and for the distribution services of traditional wholesalers, and who cannot otherwise obtain the full range of their product requirements from any single source. In addition, these business members will often combine personal shopping with their business purchases. The cost savings on brand name and selected private label merchandise are the primary motivation for individuals shopping for their personal needs. Our merchandise selection is designed to appeal to both the business and consumer requirements of our members by offering a wide range of nationally branded and selected private label products, often in case, carton or multiple-pack quantities, at attractively low prices.

        Because of our high sales volume and rapid inventory turnover, we generally have the opportunity to receive cash from the sale of a substantial portion of our inventory at mature warehouse operations before we are required to pay all our merchandise vendors, even though we take advantage of early payment terms to obtain payment discounts. As sales in a given warehouse increase and inventory turnover becomes more rapid, a greater percentage of the inventory is financed through payment terms provided by vendors rather than by working capital.

        As of March 18, 2002, we operated 386 warehouse clubs: 285 in the United States; 60 in Canada; 11 in the United Kingdom; 5 in Korea; 3 in Taiwan; 2 in Japan; and 20 in Mexico (through a 50%-owned joint venture). We also operate Costco Online, an electronic commerce web site at www.costco.com. Information on our website does not constitute part of this prospectus.

        We are incorporated in the State of Washington. Our offices are located at 999 Lake Drive, Issaquah, Washington 98027, telephone (425) 313-8100.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the debt securities are intended to be used for general corporate purposes, which may include working capital, acquisitions, refinancings of indebtedness and payment of securities upon their maturity or redemption.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The consolidated ratio of earnings to fixed charges has been computed by dividing earnings (defined as income from continuing operations before provision for income taxes) plus fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest, debt amortization expense, the estimated interest component of property rentals and capitalized interest. The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

					24 Weeks Ended
52 Weeks Ended August 31, 1997(1)	52 Weeks Ended August 30, 1998(1)	52 Weeks Ended August 29, 1999(1)	53 Weeks Ended September 3, 2000(1)	52 Weeks Ended September 2, 2001(1)
					February 18, 2001	February 17, 2002
6.92	12.00	13.30	15.38	14.23	15.37	18.86

(1)
We report our financial position and results of operations utilizing a 52 or 53 week fiscal year which ends on the Sunday nearest August 31. Fiscal 2000 was a 53-week year; all other fiscal years presented were 52 weeks.

DESCRIPTION OF DEBT SECURITIES

        We may offer under this prospectus debt securities which will represent senior unsecured general obligations and which in all cases will rank prior to all subordinated indebtedness and pari passu with all other indebtedness except secured indebtedness. The debt securities are to be issued under the first supplemental indenture to an indenture (the first supplemental indenture together with the indenture, the "indenture"), between us and U.S. Bank National Association, as Trustee.

        The following summary of the material provisions of the debt securities and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions therein of certain terms. "Principal" when used herein includes, when appropriate, the premium, if any, on the debt securities. Provisions of the indenture referred to herein are incorporated by reference in their entirety.

        The following description of the debt securities sets forth certain general terms and provisions of the debt securities of any series to which any prospectus supplement may relate. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the prospectus supplement relating to such debt securities.

General

        The indenture does not limit the amount of debt securities that may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount as authorized from time to time by, or pursuant to, a resolution of our Board of Directors. Each series of debt securities will constitute senior unsecured indebtedness of Costco Wholesale.

        Reference is made to the prospectus supplement for the following terms of the particular series of debt securities being offered thereby:

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  the title of the debt securities of the series;

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  any limit upon the aggregate principal amount of the debt securities of the series;

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  the date or dates on which the principal of the debt securities of the series is payable;

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  the rate or rates (or manner of calculation thereof) at which the debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record date for the interest payable on any interest payment date;

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  the place or places where the principal of and interest on the debt securities of the series will be payable;

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  any optional or mandatory redemption, prepayment or sinking fund provision;

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  if in other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

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  if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which will be payable upon declaration of the acceleration of the maturity thereof;

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  whether any such debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global debt security may exchange such interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchange may occur;

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  whether and under what circumstances we will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

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  any index used to determine the amount of payments of principal of and interest on the debt securities of the series;

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  any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants set forth in the indenture;

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  any changes to permit the debt securities to be issued in bearer form and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

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  whether the debt securities are subject to defeasance;

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  the appointment of a paying agent; and

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  any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required by or advisable under federal laws or regulations or advisable in connection with the marketing of debt securities of such series.

Registration, Denominations and Transfer

        Debt securities of any series will be issued as registered debt securities, without coupons or in the form of one or more global securities, as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement, debt securities will be issued in denominations of U.S. $1,000 and integral multiples thereof. Registration of transfer of registered debt securities may be requested upon surrender thereof at an agency we maintain for such purpose ("Registrar") and upon fulfillment of all other requirements of such Registrar.

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal and interest on registered debt securities (other than a global security) will be made at the office or agency maintained by us for such purposes in New York, New York or St. Paul, Minnesota, provided that payment of any interest due on an interest payment date may, at our option, be made (i) by check mailed to the address of the payee entitled thereto or (ii) by wire transfer to an account maintained by such payee. We initially appoint the trustee as our agent for such purposes. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest due on an interest payment date for registered debt securities will be made to the person in whose name such registered debt security is registered at the close of business on the record date for such interest payment date.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities, which will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged for debt securities in registered certificated form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in such circumstances as may be described in the applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of the depositary or its nominee. Upon the issuance of a global security and the deposit of such global security with or on behalf of the depositary for such global security, the depositary of such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such debt securities, or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for such global security (with respect to participants' interests) or by participants or persons that hold through participants (with respect to beneficial ownership interests). The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial ownership interests in a global security.

        So long as the depositary for a global security in registered form, or its nominee, is the registered holder of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below or in the prospectus supplement, owners of beneficial interests in such global securities will not be entitled to have debt securities of the series represented by such global securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in certificated form and will not be considered the owners or holders thereof under the indenture. Principal of and interest on a global security will be payable in immediately available funds on the due date therefor to the depository or its nominee.

        If a depositary for debt securities notifies us that it is unwilling or unable to continue as depositary for such global security or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, or if an event of default occurs with respect to those debt securities, we will issue debt securities in registered certificated form in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more global securities and, in such event, will issue debt securities in registered certificated form in exchange for all global securities representing such debt securities.

Absence of Restrictive Covenants

        We are not restricted by the indenture from paying dividends on our capital stock or from incurring additional indebtedness or creating liens on our assets. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture does not contain provisions that afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving Costco Wholesale.

Mergers and Consolidations

        The indenture provides that we will not merge, consolidate or convey, transfer or lease our properties and assets substantially as an entirety and we will not permit any person to be consolidated with or merge into us unless, among other things: (i) the successor person is another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that expressly assumes our obligations on the debt securities and under the indenture, and (ii) immediately after giving effect to such transaction no default or event of default shall exist or shall occur.

Modification and Waiver

        The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purpose, among other things, of adding to our covenants, adding any additional events of default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions, provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

        The indenture contains provisions permitting us, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

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  change the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

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  reduce the principal amount of, or interest on, any outstanding debt security or change the manner of calculation thereof;

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  change the place or currency of payment of principal of or interest on any outstanding debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding debt security;

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  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

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  change the redemption provisions applicable to any outstanding debt security in a manner adverse to the holders.

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series of debt securities, except a default in the payment of the principal of, or any interest on, any debt security of that series or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

Events of Default

        An event of default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the indenture to be:

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  a default for 30 days in the payment when due of any interest on such series of debt securities;

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  a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

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  a default for 90 days after a notice of default with respect to the performance of any other covenant in such indenture (other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series);

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  certain events of bankruptcy, insolvency or reorganization;

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  an event of default under any mortgage, indenture (including such indenture) or other instrument under which any indebtedness of ours or any of our consolidated subsidiaries shall be outstanding which default shall have resulted in the acceleration of such indebtedness in excess of $25,000,000 in aggregate principal amount (except that such amount shall be $20,000,000 in respect of a default on debt securities of another series) and such acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice; and

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  any other event of default provided for such series of debt securities.

        If an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization) with respect to outstanding debt securities of any series occurs and is continuing, then and in every such case the trustee or the holders of not less than 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount to be due and payable immediately, by notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal will become immediately due and payable. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration and its consequences. If an event of default relating to any event of bankruptcy, insolvency or reorganization occurs, the principal of all the senior debt securities then outstanding will become immediately due and payable without any action on the part of the trustee or any holder.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for the security or indemnification of the trustee and such other conditions as are contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series and unless also the holders of at least 25 percent in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, and the trustee has failed to institute such proceeding within 60 days. However, the holder of any debt security will have an absolute right to receive payment of the principal of and any interest on such debt security on or after the due dates expressed in such debt security and to institute a proceeding for the enforcement of any such payment.

        We are required to furnish the trustee annually with a statement as to the fulfillment by us of our obligations under the indenture.

Satisfaction and Discharge

        Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

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  we have irrevocably deposited with the trustee money, U.S. government obligations or a combination thereof which (in the written opinion of independent public accountants delivered to the trustee), together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, on the outstanding debt securities of such series on the scheduled due dates therefor;

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  we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

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  the trustee has received an officers' certificate and an opinion of counsel each stating that all conditions precedent have been complied with; and

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  the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.

Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

Governing Law

        The indenture and the senior notes are governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the debt securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.

        The distribution of the debt securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

        Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the debt securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell the debt securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale.

        If an underwriter is or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriter at the time of sale to them and the names of the underwriter(s) will be set forth in the applicable prospectus supplement, which will be used by the underwriter(s) to make resales of the debt securities in respect of which this prospectus is delivered to the public. The obligations of any underwriter to purchase securities will be subject to certain conditions precedent and the underwriter(s) will be obligated to purchase all of the securities of a series if any are purchased.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

EXPERTS

        Our consolidated financial statements and schedules for each of the last three fiscal years, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements referred to above have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        With respect to the unaudited financial information of the Company for the fiscal quarters ended November 25, 2001 and February 17, 2002 incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon and incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of this prospectus prepared or certified by Arthur Andersen LLP within the meaning of Sections 7 or 11 of the Securities Act.

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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
PROSPECTUS
COSTCO WHOLESALE CORPORATION
USE OF PROCEEDS
DESCRIPTION OF THE SENIOR NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL OPINIONS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
COSTCO WHOLESALE CORPORATION
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
EXPERTS